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                                 EXHIBIT 8.3.2.

             ACCORD, MUTUAL RELEASE AND NON-DISPARAGEMENT AGREEMENT
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         THIS ACCORD, MUTUAL RELEASE AND NON-DISPARAGEMENT AGREEMENT (this
"Agreement") is made as of April 25, 2005, by and between eChex, Inc., a California corporation, and Morgan Beaumont, Inc., a Nevada corporation, with reference to the following.

1.       PARTIES.

         The following persons and entities are parties to this Agreement:

         "eCHEX" shall refer to eChex, Inc.

         "MBI" shall refer to Morgan Beaumont, Inc.

2.       RECITALS.

         Effective November 26, 2004, the parties entered into a written contract called "Distributor Agreement." Effective January 10, 2005, eCHEX entered into a written contract with Acosta, Inc. ("Acosta") called Broker-Client Agreement. Effective January 21, 2005, the parties entered into a contract called "Security and Loan Agreement" for a Secured Promissory Note (the "Note") for money loaned by MBI to eCHEX in the amount of Two Hundred Two Thousand Dollars ($202,000). Also on January 21, 2005, the parties, along with Acosta signed an Addendum to the Broker-Client Agreement as a condition of the Note. For convenience and brevity hereafter, the Broker-Client Agreement and Addendum shall be referred collectively as the "Broker-Client Agreement."


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         The parties have mutually decided to terminate any contractual relationship to each other with regard to the Distributor Agreement and the Broker-Client Agreement and allow MBI to assume all rights and certain duties of eCHEX under the Broker-Client Agreement, release Acosta from certain liabilities, extend the due date of the Note and to compromise, resolve and settle their differences.

3.       EFFECTIVE DATE.

         The effective date of this Agreement shall be as of the last date that both parties sign this Agreement. This Agreement shall not be effective until signed by each of the parties to this Agreement and delivered to the other parties. This Agreement will be signed by both parties at the same time as the Release for Acosta which is attached as Exhibit A to this Agreement. This Agreement is subject to the approval of the board of directors of MBI and by the Board of Directors of eCHEX, which shall be sought by both parties within two
(2) business days of the date hereof. If either party notifies the other that its board has not approved this Agreement within two (2) business days, this Agreement shall be cancelled. If no such notice is provided, both parties' board shall be presumed to have approved this Agreement. This Agreement and the obligations and releases described herein are subject to the approval of Acosta and the agreement of and the signing of said agreement by Acosta to work directly with MBI.

4.       CONSIDERATION.

         In consideration of the mutual release as set forth below in Section 5 and the assignment and assumptions set forth below, it is hereby agreed by all parties to this Agreement that:

         (a) MBI hereby extends the due date of the Note for a period of six (6) months from the date of the signing of this Agreement. If eCHEX defaults on the Note, eCHEX agrees that MBI can file for a Summary Judgment against eCHEX for the principal, interest and late fees of the Note.


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         (b) MBI forever releases and terminates any and all personal guarantees, which includes Madeleine Gestas, Ramiro Zaragoza, Fabien Gestas and their family members, connected in anyway to or documented in any way in the Security & Loan Agreement and any of its attachments which includes but is not limited to the Note, General Continuing Guaranty and Stock Pledge Agreement or any and all personal guarantees towards any and all documents signed between eCHEX and MBI, known or unknown.

         (b) Upon execution of this Agreement by MBI and eCHEX and the approvals set forth herein, MBI shall assume all rights and certain obligations of eCHEX under the Broker- Client Agreement with Acosta and perform each of the duties of eCHEX thereunder;

         (c) MBI shall relinquish the right to use, in any way, the name, trademarks, intellectual property, logos, art or designs of eCHEX, unless eCHEX defaults on the Note;

         (d) MBI shall not use the eCHEX logo and collateral material prepared by eCHEX, except upon the occurrence of a default by eCHEX under the Loan and Security Agreement, as modified by this Agreement;

         (e) MBI shall not sue Acosta for the failure of eCHEX, or eCHEX and Acosta, to perform under the Broker-Client Agreement through the date of this Agreement;

         (f) eCHEX agrees that MBI may use the eCHEX Kiosk programs and purchase the Kiosks from or through any source;

         (g) eCHEX, on behalf of itself and its offices and directors, agrees not to work with Acosta or in any way interfere with MBI's relationship with Acosta, as long as MBI works with Acosta;


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         (h) Until such time as the Note is paid in full, eCHEX shall not transfer or encumber any assets or violate any of the representations, warranties or covenants of the Loan and Security Agreement or the Note without the approval of MBI;

         (j) Thirty percent (30%) of any revenue generated by eCHEX shall be paid to MBI until the Note is paid in full;

         (k) If eCHEX raises any debt or equity capital or conducts any financing, any funding of less than Five Hundred Thousand Dollars ($500,000) fifty percent (50%) of said money raised shall be paid towards the Note. If more than Five Hundred Thousand Dollars ($500,000) is raised, the Note shall be paid in full;

         (l) No commissions or fees shall be paid to eCHEX for any business conducted by and through Acosta on behalf of MBI.

5.       MUTUAL RELEASE.

         On the effective date of this Agreement, the parties agree on the following releases:

         (a) eCHEX's Obligations to MBI and Acosta. The Distributor Agreement is hereby terminated and MBI and eCHEX release each other from any obligations or condition thereof.

         (b) Both parties release the other from any and all contractual relationship or obligations with regard to the Broker-Client Agreement. Therefore, MBI can work with Acosta directly under the Broker-Client Agreement in place of eCHEX and the MBI/Acosta relationship does not have to be through eCHEX. MBI shall be entitled to perform on behalf of eCHEX. Additionally, eCHEX will not work with or interfere with the relationship with Acosta as long as MBI is working with Acosta and eCHEX has the right to work with any processor, software provider or bank of its choosing, provided such activity does not violate the terms of any Non-Disclosure Agreement, Non-Circumvention Agreement,


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Confidentiality Agreement or other similar agreement binding eCHEX or its officers or directors. Nothing in this Agreement shall be construed or is intended to waive or modify any such agreement or any proprietary or confidential rights.

         (c) eCHEX will immediately sign an agreement releasing Acosta from any liabilities and stating that Acosta may work with MBI to fulfill the Broker-Client Agreement or any successor agreement. MBI may desire to enter into with Acosta and MBI may perform on behalf of eCHEX under the Broker-Client Agreement and assume all rights and certain obligations. A form of release is attached to and made a part of this Agreement as EXHIBIT "A".

         (d) MBI will immediately sign the same agreement as referred to in 5(c) above releasing Acosta from any liabilities which is attached and made a part of this Agreement as EXHIBIT "A".

6.       MUTUAL COVENANTS RE: NON-DISPARAGEMENT.

         (a) Non-Disparagement of eCHEX. MBI agrees for itself and all others acting on its behalf, either directly or indirectly: (i) Not to publish, repeat, utter or report any statement or comment, nor to take, encourage, induce or voluntarily participate in any action, that would negatively comment on, disparage, defame or call into question the business operations, policies or conduct of eCHEX or its affiliates or employees; (ii) Not to act in any way with respect in eCHEX's business operations, polices or conduct that would damage eCHEX's reputation, business relationships or present or future business, or the reputation of eCHEX's past or present executives, agents, employees or affiliates; and (iii) Not to comment about eCHEX to any person or entity, including, but not limited to, eCHEX's customers or vendors concerning eCHEX's business operations, policies or conduct. The foregoing shall not apply to the extent disclosures are necessary in the enforcement of the Note or other agreements, as required by law or are truthful or factual statements that MBI is required to make or disclose to its shareholders or as a public company.


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         (b) Non-Disparagement of MBI. eCHEX agrees for itself and all others acting on its behalf, either directly or indirectly: (i) Not to publish, repeat, utter or report any statement or comment, nor to take, encourage, induce or voluntarily participate in any action, that would negatively comment on, disparage, defame or call into question the business operations, policies or conduct of MBI or its affiliates or employees; (ii) Not to act in any way with respect in MBI's business operations, polices or conduct that would damage MBI's reputation, business relationships or present or future business, or the reputation of MBI's past or present executives, agents, employees or affiliates; and (iii) Not to comment about MBI to any person or entity, including, but not limited to, MBI's customers or vendors concerning MBI's business operations, policies or conduct except as required or permitted by law.

         (c) Press Release. Within five (5) business days, eCHEX and its officers will issue a press release concerning the assignment of the Broker-Client Agreement to MBI, reflecting the transaction in a positive manner, which form and content shall be acceptable to MBI, eCHEX and Acosta.

7.       HEIRS, SUCCESSORS AND ASSIGNS.

         The agreement, undertakings, acts, covenants and other things done or to be done by the parties pursuant to this Agreement shall run to and be binding upon their respective heirs, successors, executors, administrators and assigns.

8.       COUNTERPARTS.

         It is agreed by the parties, that this Agreement may be executed in counterpart form, and that any counterpart copy when executed by any party hereto shall be legally binding and enforceable against said party. Facsimile signatures of the parties and counsel shall be deemed original and acceptable as signatures.


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9.       CONCLUSION.

         This Agreement supercedes any prior written or oral agreement between the parties. This Agreement contains the entire agreement between the parties. The terms of this Agreement are contractual and not a mere recital, and are governed by the laws of California.


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         IN WITNESS WHEROF, each of the parties has executed this Agreement as of the date first set forth above.

                                     "eCHEX"

                                     eCHEX, Inc., a California corporation


Dated:___________________            By: _______________________________________
                                         Madeleine Gestas, President & Chairman


                                     "MBI"

                                     MORGAN BEAUMONT, INC., a Nevada corporation


Dated:___________________            By: _______________________________________
                                         Cliff Wildes, Chief Executive Officer


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